EXHIBIT 14.1

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Business Integrity Policy
and Procedures for Reporting Non-Compliance

PURPOSE AND SCOPE

The purposes of this Business Integrity Policy and Procedures for Reporting Non-Compliance (the “Policy”) are to ensure that all employees, officers and directors understand that it is the intent of Alexandria Real Estate Equities, Inc. (“ARE” or the “Company”) to comply with all laws and regulations and to transact business in accordance with the highest moral and ethical standards, including the requirements of Section 406 of the Sarbanes-Oxley Act of 2002, and to provide procedures for employees, officers and directors to report instances of non-compliance with this Policy.

This Policy applies to all employees, officers and directors of ARE and its affiliates and subsidiaries. Any violation of this Policy will result in prompt disciplinary action, up to and including termination of employment and, in appropriate cases, civil action or referral for criminal prosecution.

POLICY SUMMARY

ARE has always sought to maintain a highly ethical and professional posture in the conduct of its business and operations, and to remain in strict compliance with all applicable legal requirements. ARE employees, officers and directors must not be subject to undue influences, interests or relationships that will conflict with the best interests of ARE. All applicable laws and regulations must be complied with in all material respects in both form and substance in all transactions and activities. ARE’s accounting and financial records (including those of ARE’s U.S. and non-U.S. subsidiaries) must be accurate and complete and maintained in accordance with generally accepted accounting principles and internal accounting controls must be adhered to at all times. The making of false or misleading entries on such records, whether they relate to financial results or expenses, is strictly prohibited. In addition, public disclosures of financial and business information must be accurate, timely and in compliance with all laws and regulations. Compliance with these basic principles directly contributes to the value of ARE, its stature as a public company, and our reputation as The Landlord of Choice to the Life Science Industry®. Any employee, officer or director who may become aware of any known or possible instance of non-compliance with this Policy has the affirmative duty to promptly disclose such possible non-compliance in accordance with procedures described in this Policy.

ARE’S BUSINESS INTEGRITY PRINCIPLES

The following principles and guidelines are provided to assist all ARE employees, officers and directors in the conduct of ARE’s business and operations:

Conflicts of Interest. Conflicts of interest are prohibited. A “conflict of interest” occurs when an individual’s private interest interferes with or undermines, or appears to interfere with or undermine, the interests of ARE as a whole. This can arise when an employee, officer or director takes actions or has interests that make it difficult to perform his or her work objectively and effectively. Conflicts of interest also include obtaining improper personal benefits, or providing improper personal benefits to others, as a result of a person’s position with ARE. For example, a potential conflict of interest could arise if an employee causes ARE to hire a vendor in which that same employee or his or her close friend and/or relative has a financial interest.

Factors to be considered by an employee, officer or director in evaluating a potential conflict of interest include:

•	Could my outside business interests affect my job performance or my judgment on behalf of ARE or affect others with whom I work?

•	Can I reasonably conduct the activity outside of normal work hours?

•	Will I be using ARE equipment, materials or proprietary or confidential information in my activities?

•	Could the activity have any potential adverse or beneficial impact on ARE’s business or its relationships with tenants, partners or other entities with whom ARE does business?

•	Could the activity result in personal financial gain or other direct or indirect benefit to me or a member of my immediate family?

•	Could the activity appear improper to an outside observer?

Corporate Opportunities. No employee, officer or director may take personal advantage of any opportunity that he or she discovers, or that is presented to him or her, as a result of his or her position with ARE or through access to Company information. Similarly, no person subject to this policy may use ARE property or information or his or her position with ARE for personal gain or for any third party’s personal gain.

Loyalty. All employees, officers and directors have a duty to ARE to advance its legitimate business interests and should not compete with ARE, nor should they own an interest in any entity that competes with ARE, other than passive investments (i.e., less than 1% of outstanding securities) in publicly traded companies.

Confidentiality. Subject to the specific terms of any Employee Proprietary Information and Inventions Agreement between an employee and ARE, all confidential and/or proprietary information about ARE and its affiliated companies, business or operations that a person receives as a result of his or her position with ARE, including information about our tenants and other entities and/or persons with whom we do business or come into contact in the course of our work for ARE, should be held in strict confidence, except when disclosure of that information is authorized or legally required, and then only if approved by a duly authorized officer of ARE. ARE business matters and confidential and/or proprietary information should not be discussed with anyone outside ARE, other than ARE’s advisors and other persons who have a legitimate need to know the information and who are under an obligation of confidentiality, and should not be discussed in any public place. The obligation to treat certain information as confidential does not end when an employee, officer or director leaves ARE. Accordingly, employees, officers or directors may not disclose any confidential information to a new employer or to others, or use any confidential information, after ceasing to be an ARE employee, officer or director, unless such disclosure or use is expressly authorized in advance by a duly authorized officer of the Company.

Fair Dealing. We must all deal fairly with our tenants, vendors and other parties with whom ARE has a business relationship and with each other. No one associated with ARE or our affiliated companies should attempt to take unfair advantage of anyone through manipulation, concealment, abuse of confidential and/or proprietary information, misrepresentation of facts or any other unfair practice.

Protection and Proper Use of ARE Assets. All employees, officers and directors should protect ARE’s assets and use them efficiently and only for legitimate business purposes. Theft, misappropriation, unauthorized disclosures, carelessness and waste have a direct impact on ARE’s profitability and are contrary to the interests of ARE and its shareholders. It is important that appropriate measures are taken to ensure the security of ARE computers and any computer or voicemail passwords. Whenever you use an ARE computer, phone or other communications device to send a text message, e-mail or voicemail or to access Internet services, remember that you are acting as a representative of the Company. In addition, all text messages, e-mail, voicemail and personal files stored on ARE computers, phones and other communications devices are ARE’s property. Employees, officers and directors have no expectation of privacy in connection with these resources. The use of electronic systems and other technological resources must be consistent with all other ARE policies, including but not limited to those policies relating to systems usage, sexual harassment, privacy and confidential information.

Compliance with Law. All laws, rules and regulations must be complied with, including (without limitation) laws prohibiting fraud, embezzlement, and corruption. You must also comply with the securities laws prohibiting trading on the basis of non-public information. Insider trading is both unethical and illegal and will result in prompt disciplinary action by ARE, as well as the possibility of regulatory or criminal enforcement actions and private litigation.

Accurate, Fair and Timely Financial Reporting. ARE and each of its employees, officers and directors are responsible for assuring that all reports and other documents that we file with or submit to the Securities and Exchange Commission or other government agencies contain full, fair, accurate, timely and understandable financial statements and descriptions of ARE’s business. All personnel who are requested to assist in preparing any such reports or other communications, including both the collection of information and review of drafts of any such reports or other communications, should do so diligently and in full compliance with ARE’s disclosure controls and procedures.

Anti-Corruption Compliance. You are strictly prohibited from engaging in any act or omission that would result in a violation of any applicable anti-corruption or kickback law or regulation. The Company does not tolerate the provision or acceptance of any improper payments or advantages in relation to its business. Improper benefits can raise significant accounting and internal controls concerns for the Company. Violations of these prohibitions can also result in criminal liability for you and the Company. You must review and comply with the Company’s Foreign Corrupt Practices Act and Anti-Corruption Policy. You can obtain a copy of that policy from the Company’s General Counsel if you do not already have one.

EXCEPTIONS TO POLICY

Waivers of the specific requirements of this Policy will only be approved in exceptional cases in which it is determined that the requested waiver would not involve a departure from our fundamental commitment to conducting business in compliance with applicable law and the highest ethical standards. Waivers may only be granted by authorized officers or, in the case of any waiver involving an executive officer or director, by the Board of Directors or a duly appointed committee of the Board. Any waivers of, or amendments or changes to, this Policy involving executive officers or directors of ARE will be disclosed through the filing of a Current Report on Form 8-K or other authorized method in accordance with applicable law and the rules of the New York Stock Exchange.

SEEKING HELP AND INFORMATION

This Policy is not intended to be a comprehensive rulebook and cannot address every situation you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with ARE’s ethical standards, we encourage you to seek help. We suggest you contact your supervisor for help first. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, please contact the Chief Executive Officer, the Chief Financial Officer, the General Counsel, or the Chairperson of the Audit Committee of the Board of Directors. The email address for the Chairperson of the Audit Committee of the Board of Directors is rklein@are.com.

REPORTING OF EVENTS OF POSSIBLE NON-COMPLIANCE

Facts or events that directly or indirectly conflict with the proper application of this Policy could adversely affect the value and reputation of ARE. Each employee, officer and director shares in the responsibility for ensuring compliance with this Policy and conducting herself or himself in a manner that is in compliance with all applicable laws and regulations, the highest ethical standards, this Policy and other Company policies and procedures.

Should an employee, officer or director become aware of any known or possible instance of non-compliance with this Policy, the employee, officer or director has the affirmative duty to promptly report such possible non-compliance to her/his supervisor, local management, the Chief Executive Officer, the Chief Financial Officer, the General Counsel, or the Chairperson of the Audit Committee of the Board of Directors. An employee, officer or director must promptly report any complaint an employee may have or receive from any fellow employee, client or other person regarding material accounting, internal accounting controls or auditing matters. Any such reports made will be forwarded to the Chairperson of the Audit Committee of the Board of Directors.

If you believe that the person to whom you have reported material non-compliance with this Policy has not taken appropriate action, you should contact the Chairperson of the Audit Committee of the Board of Directors directly. The email address for the Chairperson of the Audit Committee of the Board of Directors is rklein@are.com.

Violation of this Policy, and failure to report material non-compliance with this Policy, may be detrimental to ARE and will subject the employee, officer or director to disciplinary action, up to and including termination or removal. In some instances, civil or criminal proceedings may be pursued.

It is most helpful if you identify yourself and provide contact information when reporting any instance of possible non-compliance with this Policy so that ARE may contact you if further information is needed to pursue an investigation. All information provided will be kept confidential to the extent practicable under the circumstances (including as consistent with the needs of a thorough investigation). You may also anonymously disclose instances of possible non-compliance with this Policy if you are uncomfortable in providing your identity by submitting your concerns in writing to the Chairperson of the Audit Committee or the General Counsel. In either case, an employee, officer or director who discloses instances of possible noncompliance should keep all information related to the matter in strict confidence and not discuss such information with anyone other than ARE officials conducting the investigation or other persons authorized by them, except as required by applicable law.

If you are involved in the event of non-compliance with this Policy, the fact that you voluntarily reported such non-compliance in good faith, together with the degree of cooperation displayed by you and whether the non-compliance was intentional or unintentional, will be given appropriate consideration by ARE in its investigation and any resulting disciplinary action.

INVESTIGATIONS OF POSSIBLE EVENTS OF NONCOMPLIANCE

All reports concerning possible events of non-compliance with this Policy will be promptly, fairly and independently investigated and will be treated confidentially to the extent practicable under the circumstances.

It is imperative that persons disclosing possible non-compliance with this Policy not attempt to conduct their own investigations. Investigations may involve complex legal issues. Acting on one’s own may compromise the integrity of an investigation and adversely affect both the employee and ARE. However, measures should be taken promptly to preserve documents and other items relevant to any investigation.

Employees are expected to cooperate in the investigation of any possible non-compliance with this Policy. If the result of the investigation indicates that corrective action is required, ARE will decide what steps it should take to rectify the problem and avoid its recurrence.

The Chairperson of the Audit Committee of the Board of Directors will lead any required investigation and, if deemed necessary, appoint additional individuals to assist in the process. The Chairperson of the Audit Committee will coordinate the investigation, findings and recommendations with ARE management and, if appropriate, the Human Resources Department before action is taken and the file is closed. The Chairperson of the Audit Committee will report the status and results of any reports received and any resulting investigation to the Audit Committee, which will then take appropriate action with respect to the matter.

If a report of an instance of possible non-compliance with this Policy involves an individual who would normally participate in an investigation, that individual generally will not be notified of the investigation, except as may be necessary to conduct a full and fair investigation of the facts, and such individual will not be allowed to participate in conducting or reviewing the investigation.

All information obtained during an investigation shall be considered confidential and shall be disseminated only on a need-to-know basis, unless otherwise required by law. No information relating to an investigation shall be disposed of or destroyed without the prior written approval of the Chairperson of the Audit Committee and the Chief Executive Officer.

It is ARE’s objective that all investigations be completed and resolved promptly and, if possible, within 60 days of the Company’s receipt of the complaint.

RETALIATION NOT PERMITTED

Retaliation against any employee or other person who in good faith reports any instance of non-compliance or possible non-compliance with this Policy or any potential violation of law, who assists another to make a good faith report, or who participates in good faith in an investigation of a report, is strictly prohibited and will not be tolerated. This includes (without limitation) retaliation relating to reports or complaints received from any source regarding accounting, internal accounting controls or auditing matters relating to ARE or any concerns regarding questionable accounting or auditing. This policy also protects those individuals who cooperate in investigations conducted by ARE or any government agency, or who provide information concerning suspected non-compliance or legal violations. In addition, ARE prohibits retaliation against an employee who refuses to participate in an act that would result in a violation of state or federal statute, rule or regulation, or who reports any suspected violations of law by a current employee at a former employer. Any instance of retaliation will result in prompt disciplinary action, up to and including termination of employment with ARE or any of its affiliated companies, in addition to any penalty or liability under applicable law. However, any employee or other person who makes a report known to be false or provides information known to be false may be subject to disciplinary action, up to and including termination of employment.

OBLIGATIONS OF EMPLOYEES, OFFICERS AND DIRECTORS

Read and understand the Policy. Employees, officers and directors are expected to read and understand this Policy, and comply fully with its terms. Please discuss any questions you may have regarding this Policy with your direct supervisor, the Chief Executive Officer, the Chief Financial Officer, or the General Counsel to ensure that you understand the Policy.

Follow the Policy. Employees, officers and directors must act in accordance with this Policy. ARE may periodically require employees, officers and directors to certify in writing their compliance with this Policy.

Report known or possible violations of the Policy. If you become aware of known or possible instances of non-compliance with this Policy, you must report such instances to your supervisor, local management, the Chief Executive Officer, the Chief Financial Officer, the General Counsel, or to the Chairperson of the Audit Committee of the Board of Directors (anonymously or otherwise), as appropriate. In addition, employees may report suspected violations of law to the California Attorney General or other state or federal agencies, or foreign government authorities that have competent jurisdiction over ARE or ARE’s subsidiaries or affiliates, at any time.

ACKNOWLEDGEMENT OF POLICY

All employees, officers, and directors, are required to read and certify their understanding of ARE’s Business Integrity Policy and Procedures for Reporting Non-compliance by signing one counterpart of this Policy in the space indicated below and returning it to the head of Human Resources, Kristina Carlson.

I have read, understand, and will comply with ARE’s Business Integrity Policy.

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